Exhibit 10.2
LPL FINANCIAL LLC
EXECUTIVE SEVERANCE PLAN
Amended and Restated as of May 9, 2025

Introduction

The purpose of this Plan is to enable the Company and its Affiliates to offer certain protections to senior executives in a position designated as Management Level 13 or 14 in the event their employment with the Company or an Affiliate terminates.

Accordingly, the Board has adopted the Plan effective on the Effective Date (as herein defined) and as amended and restated as of May 9, 2025, for select senior executives in an effort to assist in replacing the loss of income caused by a termination of employment under the circumstances described herein.

The Plan supersedes any and all severance plans, policies and/or practices of the Company and any of its Affiliates in effect for Eligible Employees. The Severance Benefits payable under this Plan as herein amended and restated shall apply to Qualifying Terminations on and after the Amendment Date. For the avoidance of doubt, the Severance Benefits payable under this Plan as a result of a Qualifying Termination prior to the Effective Date shall be governed by the terms and conditions of the Plan as in effect on the date of such Qualifying Termination.

The Plan is intended to alleviate some of the financial hardship that Eligible Employees may experience when their employment is terminated for a reason covered by the Plan. The Severance Benefits are intended to be supplemental unemployment benefits. The Severance Benefits are not intended to be deferred compensation and no individual shall have a legally binding right to such benefits.

The Company, as the Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for Severance Benefits under the Plan. All actions taken by the Company shall be in its role as the sponsor of the Plan, and not as a fiduciary. Nothing in the Plan will be construed to give any employee the right to continue in the employment of the Company or any of its Affiliates or any of its or their subsidiaries or to receive severance payments upon a termination of employment. The Plan is unfunded, has no trustee, and is administered by the Compensation and Human Resources Committee of the Board (or such other committee appointed by the Board for purposes of administering the Plan). The Plan is intended to be an “employee welfare benefit plan” (within the meaning of section 3(1) of ERISA) maintained for the purpose of providing benefits for a select group of management or highly compensated employees and it shall be administered and construed accordingly.

All capitalized terms in this Introduction shall have the meaning ascribed to them in Article 2 below.

Article 1.    Establishment, Term and Purpose
1.1.    Establishment of the Plan. The Company has established the “LPL Financial LLC Executive Severance Plan,” effective as of the Effective Date.
1.2.    Term of the Plan. The Plan, as set forth herein, is effective as of the Effective Date and will continue until terminated or amended by action of the Board or the Committee in accordance with Section 12.5.

Exhibit 10.2
1.3.    Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees Severance Benefits in the event of a Qualifying Termination.
Article 2.    Definitions
When used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

2.1.    “Accrued Compensation” means (i) an Eligible Employee’s Base Salary earned or accrued but unpaid through the Eligible Employee’s Separation Date, to the extent not previously paid; (ii) reimbursement for reasonable business expenses incurred in the ordinary course of the Eligible Employee’s duties and unreimbursed prior to the Eligible Employee’s Separation Date and payable in accordance with Company policies as in effect from time to time; provided, however, that claims for such reimbursement are submitted to the Company or an Affiliate within 60 days following the Eligible Employee’s Separation Date; and (iii) such employee benefits, if any, as to which the Eligible Employee may be entitled under the employee benefit plans of the Company or any of its Affiliates.
2.2.    “Administrator” means the Committee or an individual delegated by the Committee to exercise some or all of its authority in administering the Plan in accordance with the terms of the Plan.
2.3.    “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.
2.4.    “Amendment Date” means May 9, 2025, the date on which the amended and restated Plan was approved by the Committee.
2.5.    “Base Salary” means an Eligible Employee’s annual base salary at the rate in effect on the Separation Date.
2.6.    “Beneficiary” means a Participant’s estate.
2.7.    “Board” means the Board of Directors of LPL Financial Holdings Inc.
2.8.    “Cause” means an Eligible Employee’s: (i) willful and continued failure to perform, or gross negligence or willful misconduct in the performance of, his or her material duties with respect to the Company or an Affiliate which, if curable, continues beyond ten (10) business days after a written demand for substantial performance is delivered to such Eligible Employee by the Company; (ii) conviction of, or a plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof; (iii) committing or engaging in any act of fraud, embezzlement, theft or other act of dishonesty that causes material injury, monetarily or otherwise, to the Company or an Affiliate; (iv) breach of Sections 6.1, 6.2 or 6.3 of this Plan; (v) violation of the code of conduct of the Company or its subsidiaries or any policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries or (vi) other conduct that could reasonably be expected to be harmful to the business, interests or reputation of the Company.
2.9.    “Change in Control” means the consummation, after the Amendment Date, of (i) any transaction or series of related transactions, whether or not Holdings is party thereto, after giving effect to which in excess of 50% of Holdings’ voting power is owned directly, or indirectly through one or more

Exhibit 10.2
entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act) or any “group” (as defined in the Exchange Act) other than, in each case, Holdings or an Affiliate of Holdings immediately following the Amendment Date or (ii) a sale or other disposition of all or substantially all of the consolidated assets of Holdings (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of Holdings immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction.
2.10.    “Change in Control Qualifying Termination” means a Qualifying Termination of an Eligible Employee who holds, as of the Separation Date, a position designated as Management Level 13 or 14, within the 12-month period following the date of the consummation of a Change in Control.
2.11.    “Change in Control Severance Period” means, in the case of a Participant who experiences a Change in Control Qualifying Termination, the 18-month period following the Separation Date.
2.12.    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as from time to time amended and in effect.
2.13.    “Code” means the Internal Revenue Code of 1986, as from time to time amended and in effect.
2.14.    “Committee” means the Compensation and Human Resources Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation and Human Resources Committee.
2.15.    “Company” means LPL Financial LLC or any successor thereto.
2.16.    “Disability” means a physical or mental incapacity or disability of an Eligible Employee that renders the Eligible Employee unable to substantially perform all of his or her duties and responsibilities to the Company and its Affiliates (with or without any reasonable accommodation) (i) for 120 days in any 12-month period or (ii) for a period of 90 successive days in any 12-month period. If any question arises as to whether an Eligible Employee has a Disability, then at the request of the Administrator the Eligible Employee shall submit to a medical examination by a qualified third-party health care provider selected by the Administrator to whom the Eligible Employee or his or her duly appointed guardian, if any, has no reasonable objection to determine whether the Eligible Employee has a Disability and such determination shall be conclusive of the issue for the purposes of this Plan. If such question shall arise and the Eligible Employee shall fail to submit to such medical examination, the Administrator’s determination of the issue shall be conclusive of the issue for the purposes of this Plan.
2.17.    “Effective Date” means November 23, 2010.
2.18.    “Eligible Employee” means each senior executive of the Company or an Affiliate in a position designated as Management Level 13 or 14 who has not, as of the Separation Date, entered into a contract providing for severance payments (other than a Separation Agreement entered into pursuant to this Plan) with the Company or an Affiliate.

Exhibit 10.2
2.19.    “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended and in effect.
2.20.    “Exchange Act” means the Securities Exchange Act of 1934, as from time to time amended and in effect, and the rules and regulations thereunder.
2.21.    “Good Reason” means only the occurrence, without the Eligible Employee’s express written consent, of any of the events or conditions described herein, provided that, the Eligible Employee shall deliver written notice to the Company or an applicable Affiliate of the occurrence of Good Reason within 90 days following the date on which the Eligible Employee first knew or reasonably should have known of such occurrence and the Company or the applicable Affiliate shall not have fully corrected the situation within 30 days following delivery of such notice. The following occurrences shall constitute Good Reason for purposes of this Plan: (i) a material reduction in the Eligible Employee’s annual base salary, unless such reduction is consistent with reductions made in the applicable annual base salaries of similarly situated employees of the Company or its Affiliates or (ii) a material adverse change in the Eligible Employee’s duties and responsibilities at the Company or its Affiliate (but not changes in functional titles) or (iii) a relocation that would result in the Eligible Employee’s principal location of employment being moved 50 miles away from the Eligible Employee’s principal location of employment as in effect immediately prior to the consummation of a Change in Control, to the extent any such relocation occurs during the 12-month period following the date of the consummation of a Change in Control; provided, however, that “Good Reason” shall cease to exist for an event (i) on the 90th day following the date on which the Eligible Employee knew or reasonably should have known of such event and failed to give notice as described above, or (ii) on the 14th day following the expiration of the 30-day cure period if the Company or the applicable Affiliate failed to correct the event or condition and the Eligible Employee has not terminated his or her employment as of such date.
2.22.    “Holdings” means LPL Financial Holdings Inc.
2.23.    “Involuntary Termination” means the termination of an Eligible Employee’s employment by the Company or an Affiliate for any reason other than death, Disability or Cause; provided that in no event shall a transfer of an Eligible Employee’s employment between the Company and any of its Affiliates or between the Company’s Affiliates result in an Involuntary Termination.
2.24.    “Participant” means an Eligible Employee who has satisfied and continues to satisfy the conditions for participation in Article 3 and thereby becomes and continues to be eligible to receive and retain Severance Benefits under the Plan.
2.25.    “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
2.26.    “Plan” means this LPL Financial LLC Executive Severance Plan, as amended from time to time.
2.27.    “Proprietary Information” means trade secrets or proprietary or confidential information of any of the Company or its Affiliates, or of any third party that any one of the Company or its Affiliates is under an obligation to keep confidential (including, but not limited to, intellectual property rights and information related to the business of any of the Company or its Affiliates and any of their clients or representatives that (a) confers or tends to confer a competitive advantage on any of the Company or its Affiliates or (b) that has commercial value for any of the Company or its Affiliates). This includes but is

Exhibit 10.2
not limited to: contracts; marketing materials and business strategies; legal information; regulatory information; product information; mark-up guidelines; client lists (including the names, addresses, telephone numbers and account numbers of clients, the trade history with each client, and all other information on client lists); lists of client prospects, financial advisors, business partners, brokers and/or representatives; software programs; software source documents, financial information and projections; and all concepts, plans, proposals or information about current, future and proposed business or sales.

2.28.    “Qualifying Termination” means (i) an Involuntary Termination or (ii) a voluntary termination of an Eligible Employee’s employment for Good Reason.
2.29.    “Restricted Person” means (i) any financial advisor licensed or affiliated with the Company or any of its Affiliates, as well as any clients of such financial advisor; (ii) any financial advisor who an Eligible Employee or Participant, by virtue of his or her employment or other service relationship with the Company or any of its Affiliates, knew or should have known to be in discussions with the Company or any of its Affiliates regarding licensure or affiliation with the Company or any of its Affiliates; (iii) any financial institution with a contract with the Company or its Affiliates; or (iv) any financial institution who such Eligible Employee or Participant, by virtue of his or her employment or other service relationship with the Company or any of its Affiliates, knew or should have known to be in discussions with the Company or its Affiliates regarding business relations with the Company or its Affiliates; provided, that following an individual’s Separation Date, the term Restricted Person shall include only those Persons who were such at any time during the 12-month period preceding the Separation Date.
2.30.    “Separation Agreement” means a separation agreement in the form prescribed by the Administrator for an Eligible Employee, which shall contain, among other provisions deemed appropriate by the Administrator, a general release of all claims of any kind whatsoever against the Company and its Affiliates (including without limitation all Persons associated with any of them) as of the Separation Date, and, to the extent permitted by applicable law and as deemed appropriate by the Administrator, restrictive covenants similar in scope and duration to the conditions contained in Article 6; provided, that any confidentiality obligation in a Separation Agreement shall continue to apply following the end of the Severance Period.
2.31.    “Separation Date” means an Eligible Employee’s last active day of employment with the Company or an Affiliate (or any successor thereto).
2.32.    “Severance Benefits” means the payment and provision of severance compensation and benefits as provided in Section 4.1 herein and, to the extent applicable, Section 4.2 herein.
2.33.    “Severance Period” means (i) in the case of a Qualifying Termination that is not a Change in Control Qualifying Termination, the one-year period following the Separation Date, and (ii) in the case of a Change in Control Qualifying Termination, the 18-month period following the Separation Date.
2.34.    “Voluntary Resignation” means any retirement or voluntary resignation from employment other than for Good Reason.
Article 3.    Participation
3.1.    Participant. Each Eligible Employee who (i) experiences a Qualifying Termination or a Change in Control Qualifying Termination, (ii) complies with the conditions set forth in Article 6, (iii) satisfies the conditions of Section 3.2 regarding the execution of the Separation Agreement, and (iv) complies in

Exhibit 10.2
all respects with the terms and conditions set forth in the Separation Agreement, shall be a Participant and shall be entitled to receive and retain the Severance Benefits described in the Plan.
3.2.    Separation Agreement. As a condition of receiving benefits hereunder, an Eligible Employee who otherwise meets the requirements for participation under Section 3.1 shall be required to enter into an effective Separation Agreement with the Company or an Affiliate. The Separation Agreement shall be in the form prescribed by the Administrator for the Eligible Employee, must be executed within the time prescribed in the Separation Agreement, which in no event shall be later than the 45th day following the Separation Date, and must become effective not later than the eighth day following the date of execution. Provided that the Eligible Employee complies in all respects with the terms and conditions of the Separation Agreement and this Plan, the Eligible Employee shall become and remain a Participant and the Company or Affiliate shall provide the Participant with the payments and benefits set forth in Section 4.1 and, to the extent applicable, Section 4.2. An Eligible Employee’s continued compliance with the conditions contained in this Plan and with the terms and conditions set forth in the Separation Agreement shall be an express condition to the Eligible Employee’s status as a Participant and to his or her right to receive and retain the payments and benefits provided in Section 4.1 and, to the extent applicable, Section 4.2.

Article 4.    Severance Benefits
4.1.    Severance Benefits. A Participant shall be entitled to receive from the Company or an Affiliate, in addition to the Accrued Compensation, the following Severance Benefits:
(a)    continued payment of the Base Salary during the Severance Period;
(b)    an amount equal to the bonus paid (or payable) to the Participant for the most recently completed calendar year;
(c)    provided the Participant is eligible for and properly elects in a timely manner continuation coverage under COBRA and continues to pay the portion of the premium that the Participant would have been required to pay for such coverage under the terms of such coverage had the Participant remained an active employee, the Company or Affiliate shall pay, on a taxable basis, the employer portion of the premium (plus the additional amount, if any, charged for administrative costs as permitted by COBRA) of continued health and dental plan participation under COBRA for the Participant and for the Participant’s qualified beneficiaries (as that term is defined under COBRA) until the earliest of (i) the expiration of the 12-month period following the date on which the Participant’s participation in such plans as an employee ceases, (ii) the date on which the Participant becomes eligible for comparable benefit coverage with a subsequent employer or through self-employment, or (iii) the date on which the Participant is no longer eligible for coverage under COBRA for any reason (except that payment of the employer portion of the COBRA premium described in this Section 4.1(c) shall continue for the remainder of the 12-month period described in clause (i) of this Section 4.1(c) in the event of the Participant’s death during such 12-month period, but only to the extent the Participant’s qualified beneficiaries properly and timely elect, and remain eligible for, continuation coverage under COBRA); provided, however, that if the payments or benefits to be provided pursuant to this Section 4.1(c) would subject the Company (or an Affiliate) or the Participant to adverse penalties or excise taxes, the Company or an Affiliate shall arrange to provide the Participant (or his or her qualified beneficiaries) with a substantially similar benefit;
(d)    the unvested portion of any outstanding equity or equity-based award held by a Participant on the Separation Date shall vest as of the Separation Date as to that portion of such award that otherwise would have vested during the 12-month period beginning on the Separation Date as a result of only the passage of time, notwithstanding any contrary provision in any equity compensation plan under which such award was granted or agreement evidencing such equity or equity-based award; and

Exhibit 10.2
(e)    notwithstanding any contrary provision in any equity compensation plan or agreement evidencing such an award, any outstanding equity or equity-based award held by a Participant on the Separation Date, the vesting of which is based on the satisfaction of specified performance criteria, shall not terminate and shall instead remain outstanding and eligible to become earned and vested in accordance with the terms of the agreement evidencing such award; provided, however, that the number of shares (or units with respect to shares) that become earned and vested, if any, will be prorated based on the number of days that have elapsed in the performance period set forth in the applicable award agreement from the first day of the performance period to Separation Date.
4.2.    Change in Control Severance Benefits. Notwithstanding the foregoing Section 4.1, the Severance Benefits for a Participant who experiences a Qualifying Termination that is a Change of Control Qualifying Termination shall be determined under this Section 4.2 and not under the foregoing Section
4.1. A Participant who experiences a Change of Control Qualifying Termination shall be entitled to receive from the Company or an Affiliate, in addition to the Accrued Compensation, the following Severance Benefits:
(a)    continued payment of the Base Salary during the Change in Control Severance Period;
(b)    an amount equal to 150% of the Participant’s target bonus for the calendar year in which the Participant’s employment is terminated;
(c)    provided the Participant is eligible for and properly elects in a timely manner continuation coverage under COBRA and continues to pay the portion of the premium that the Participant would have been required to pay for such coverage under the terms of such coverage had the Participant remained an active employee, the Company or Affiliate shall pay, on a taxable basis, the employer portion of the premium (plus the additional amount, if any, charged for administrative costs as permitted by COBRA) of continued health and dental plan participation under COBRA for the Participant and for the Participant’s qualified beneficiaries (as that term is defined under COBRA) until the earliest of (i) the expiration of the 18-month period following the date on which the Participant’s participation in such plans as an employee ceases, (ii) the date on which the Participant becomes eligible for comparable benefit coverage with a subsequent employer or through self-employment, or (iii) the date on which the Participant is no longer eligible for coverage under COBRA for any reason (except that payment of the employer portion of the COBRA premium described in this Section 4.2(c) shall continue for the remainder of the 18-month period described in clause (i) of this Section 4.2(c) in the event of the Participant’s death during such 18-month period, but only to the extent the Participant’s qualified beneficiaries properly and timely elect, and remain eligible for, continuation coverage under COBRA); provided, however, that if the payments or benefits to be provided pursuant to this Section 4.2(c) would subject the Company (or an Affiliate) or the Participant to adverse penalties or excise taxes, the Company or an Affiliate shall arrange to provide the Participant (or his or her qualified beneficiaries) with a substantially similar benefit;
(d)     the unvested portion of any outstanding equity or equity-based awards, the vesting of which is based only on the passage of time, held by such Participant on the Separation Date shall fully vest as of the Separation Date notwithstanding any contrary provision in any equity compensation plan under which such award was granted or any agreement evidencing such equity or equity-based award; and
(e)    the unvested portion of any outstanding equity or equity-based awards, the vesting of which is based on the satisfaction of specified performance criteria, held by such Participant on the Separation Date shall become vested on the Separation Date (notwithstanding any contrary provision in any equity compensation plan or agreement evidencing such equity or equity-based award) as to the portion of the shares (or units with respect to shares) equal to (A) the number of shares (or units with respect to shares) that would have vested had the target level of performance been achieved and any applicable service-based vesting requirement had been met, multiplied by (B) a fraction, the numerator of which is the number of days that have elapsed from the first day of the performance period to the Separation Date and

Exhibit 10.2
the denominator of which is the total number of days in the performance period as set forth in the applicable award agreement. For the avoidance of doubt, any portion of such outstanding award that fails to vest on the Separation Date pursuant to the preceding sentence shall be immediately forfeited without consideration therefor.
4.3.    Timing of Payments; Exercise and Settlement of Equity Awards
(a)    In General. Except as otherwise provided in Article 9 or elsewhere herein, provided that the Participant has complied with the terms and conditions of the Separation Agreement and this Plan, any payments due under Section 4.1 or, to the extent applicable, Section 4.2, shall be payable in installments during the Severance Period in accordance with the Company’s normal payroll practices, with the first payment, which shall be retroactive to the day immediately following the Participant’s Separation Date, being due and payable as soon as administratively practicable following the date on which the Separation Agreement becomes effective, but not later than the date that is 60 days following the Separation Date. Notwithstanding the foregoing, if the Separation Date occurs in one taxable year and the date that is 60 days following the Separation Date occurs in a second taxable year, to the extent required by Section 409A of the Code, such first payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if an Eligible Employee does not execute a Separation Agreement within the period specified in Section 3.2 or if an Eligible Employee revokes an executed Separation Agreement within the time period permitted by law, the Eligible Employee shall not become a Participant, shall not be entitled to any Severance Benefits or to the accelerated vesting of any equity or equity-based awards pursuant to Section 4.1 or, to the extent applicable, Section 4.2, and neither the Company nor any of its Affiliates shall have any further obligations to the Eligible Employee under the Plan. Regardless of whether the Eligible Employee executes or revokes the Separation Agreement, the Eligible Employee is entitled to receive the Accrued Compensation.
(b)    Accelerated Vesting of Equity Awards. In the case of any portion of an award requiring exercise that vests upon a Qualifying Termination under Section 4.1 or Section 4.2, notwithstanding any contrary provision in the equity compensation plan under which such award was granted or in the agreement evidencing such award, such portion shall not be exercisable unless and until the Separation Agreement becomes effective pursuant to Section 4.3(a) above (such effective date, the “Release Date”) and, following the Release Date, shall remain exercisable for the shorter of (i) a period of 90 days beginning on the Release Date or (ii) the period ending on the latest date under which such award may be exercised pursuant to its terms, and, if unexercised on the last day of such period, shall thereupon terminate. In the case of any equity or equity-based award not requiring exercise that vests pursuant to Section 4.1 or, to the extent applicable, Section 4.2 that requires the delivery of cash or shares upon vesting, notwithstanding any contrary provision in the equity compensation plan under which such award was granted or in the agreement evidencing such award, such cash or shares shall be delivered as soon as administratively practicable after the Release Date, but in no event later than (i) 60 days following the Separation Date for any equity or equity-based award other than an award that vests pursuant to Section 4.1(e) and (ii) for any equity or equity-based award that vests pursuant to Section 4.1(e), as soon as reasonably practicable following the vesting date of such equity or equity-based award, but in no event later than the March 15th of the year following the year in which the performance period ends, as set forth in the applicable equity or equity-based award agreement (or any earlier date, after vesting, as may be required to avoid characterization as non-qualified deferred compensation under Section 409A of the Code). Notwithstanding the foregoing and subject to Article 9, if the Separation Date occurs in one taxable year and the date that is 60 days following the Separation Date occurs in a second taxable year, to the extent required by Section 409A of the Code, such cash or shares shall not be delivered prior to the first day of the second taxable year.

Exhibit 10.2
4.4.    Voluntary Resignation; Termination for Death or Disability. If an Eligible Employee’s employment terminates on account of (a) Voluntary Resignation, (b) death, or (c) Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to receive his or her Accrued Compensation. Except as described in this Section 4.4, neither the Company nor any of its Affiliates shall have any further obligations to the Eligible Employee under the Plan.
4.5.    Termination for Cause. If an Eligible Employee’s employment terminates on account of termination by the Company or an Affiliate for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits and shall be entitled only to receive his or her Accrued Compensation. Notwithstanding any other provision of the Plan to the contrary, if the Administrator determines, at any time, that a Participant engaged in conduct prior to the Participant’s Separation Date that would have constituted Cause had such conduct been discovered prior to such date, any Severance Benefits payable or provided to the Participant under the Plan shall immediately cease, and the Participant shall be required to return any Severance Benefits paid or provided to the Participant prior to such determination (including for the avoidance of doubt, any cash or shares received in connection with the accelerated vesting of any equity or equity-based award pursuant to Section 4.1 or Section 4.2 or upon the exercise of any such award following such accelerated vesting). Except as described in this Section 4.5, neither the Company nor any of its Affiliates shall have any further obligations to such Eligible Employee or Participant as applicable, under the Plan.
4.6.    Severance Benefits in the Event of Death of a Participant. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s Beneficiary within 60 days from the date of the Participant’s death.
Article 5.    Code Section 4999 Excise Tax
Anything in this Plan to the contrary notwithstanding, in the event that it shall be determined that any payment or benefit (including any accelerated vesting of options or other equity or equity-based awards) made or provided, or to be made or provided, by the Company or any of its Affiliates (or any successor thereto) to or for the benefit of an Eligible Employee or a Participant, whether pursuant to the terms of this Plan, any other agreement, plan, program or arrangement of or with the Company or any of its Affiliates (or any successor thereto) or otherwise (a “Payment”), will be subject to the excise tax imposed by Code Section 4999 or any comparable tax imposed by any replacement or successor provision of United States tax law, then the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of the Payments without causing any Payment to be subject to the deduction limitation under Code Section 280G or the imposition of any excise tax under Code Section 4999. For this purpose, “present value” shall be determined in accordance with Code Section 280G(d)(4). In the event that it is determined that the aggregate amount of the Payments will be reduced in accordance with this Article 5, the Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Eligible Employee or Participant. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro-rata basis. All determinations to be made under this Article 5 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the change in control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Administrator and the Eligible

Exhibit 10.2
Employee or the Participant within 10 days of the Separation Date (or the date of a Change in Control, if applicable and necessary, as determined by the Company). Any such determination by the Accounting Firm shall be binding upon the Company, its Affiliates and the Eligible Employee or the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Article 5 shall be borne solely by the Company or an Affiliate.

Article 6.    Conditions to Receipt and Retention of Severance Benefits
Receipt and retention of Severance Benefits is expressly conditioned upon each Eligible Employee’s continued compliance with the conditions contained in this Article 6, both before and after becoming a Participant. In the event such an individual fails to comply with any of these conditions: (i) the individual shall cease to be entitled to receive any Severance Benefits, (ii) the individual shall return any Severance Benefits previously paid to or for him or her (including for the avoidance of doubt, any cash or shares received in connection with the accelerated vesting of any equity or equity-based award pursuant to Section 4.1 or Section 4.2 or upon the exercise of any such award following such accelerated vesting), and (iii) the Plan shall be entitled to recover any such Severance Benefits not returned by the individual; provided, however, that in every case such an individual who has previously entered into an effective Separation Agreement with the Company or an Affiliate shall be entitled to receive and retain $100,000 of the Severance Benefits.
6.1.    Non-Competition. An Eligible Employee, during employment with the Company or an Affiliate, and a Participant, through the end of the Severance Period, shall not, directly or indirectly, alone or as owner, principal, agent, employee, employer, consultant, independent contractor, investor, partner, co-venturer or otherwise compete with the Company or any of its Affiliates in any geographic area in which the Company or any of its Affiliates does business or undertake any planning for any business competitive with the business of the Company or any of its Affiliates. Specifically, but without limiting the foregoing, an Eligible Employee or Participant shall not engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during such individual’s employment and shall not work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which such individual has provided services, as conducted or in planning during his or her employment. For avoidance of doubt, this Section 6.1 shall not apply to any period following separation from service with the Company or an Affiliate with respect to any Eligible Employee who declines to enter into a Separation Agreement.
6.2.    Non-Solicitation.
(a)    An Eligible Employee, during employment with the Company or an Affiliate, and a Participant, through the end of the Severance Period, shall not, directly or indirectly, (i) solicit any Restricted Person to do with any other Person any business competitive with the business of the Company or any of its Affiliates or any business that such Restricted Person could do with the Company or any of its Affiliates, or (ii) persuade or otherwise induce any Restricted Person to terminate or diminish its relationship with the Company or any of its Affiliates.
(b)    An Eligible Employee, during employment with the Company or an Affiliate, and a Participant, through the end of the Severance Period, may not, directly or indirectly, solicit, seek to hire, or persuade or induce any employee, consultant or independent contractor of the Company or its Affiliates (or any person who was such during the 12-month period prior to the Eligible Employee’s or Participant’s Separation Date) to discontinue his or her employment or other association with the Company or its Affiliates.

Exhibit 10.2
(c)    For avoidance of doubt, this Section 6.2 shall not apply to any period following separation from service with the Company or an Affiliate with respect to any Eligible Employee who declines to enter into a Separation Agreement.
6.3.    Confidentiality. Other than as required by applicable law or for the proper performance of his or her duties and responsibilities to the Company or any of its Affiliates during his or her continued employment with the Company or any of its Affiliates, no Eligible Employee or Participant shall disclose to any Person or use any Proprietary Information obtained by such individual incident to his or her employment or other association with the Company or any of its Affiliates. The confidentiality condition under this Section 6.3 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Eligible Employee or Participant or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.
Article 7.    Withholding of Taxes; Funding
7.1.    Withholding of Taxes; Taxes. The Company and any Affiliate shall be entitled to withhold from any amounts payable under the Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes). Each Participant shall be solely responsible for the payment of all taxes that become due as a result of a payment to the Participant under this Plan.
7.2.    Funding. The Plan shall be funded out of the general assets of the Company or an Affiliate as and when severance benefits are payable under the Plan. All Participants shall be solely general creditors of the Company.
Article 8.    Successors and Assignment
8.1.    Successors to the Company. The Company or an Affiliate will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or an Affiliate or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s or an Affiliate’s obligations under the Plan in the same manner and to the same extent that the Company or the Affiliate would be required to perform them if no such succession had taken place.
8.2.    Assignment by the Participant. Except in the event of death, a Participant does not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a Participant attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void.
Article 9.    Code Section 409A
Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference,

Exhibit 10.2
shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with Code Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring any accelerated or additional tax under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such accelerated or additional tax will not be imposed. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” (as defined in Treasury regulation section 1.409A-1(h), after giving effect to the presumptions contained therein) to the extent required under Code Section 409A. For purposes of Code Section 409A, each payment made under this Plan shall be treated as a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of payment of any severance benefit payable hereunder.

Reimbursements provided under this Plan, if any, shall be made or provided in accordance with the requirements of Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during a limited period of time specified in the Plan; (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

To the maximum extent permitted under Code Section 409A, the severance benefits payable under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-l(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-l(b)(9)(iii); provided, however, any portion of the severance benefits that are payable under the Plan to a Participant during the six-month period following the Participant’s Separation Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Code Section 409A, then such amount shall hereinafter be referred to as the “Excess Amount”. If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Code Section 409A) stock is publicly traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in Code Section 409A and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six-month period following the Participant’s Separation Date for six months following the Participant’s Separation Date. The delayed Excess Amount shall be paid in a lump sum to the Participant within 10 days following the date that is six months following the Participant’s Separation Date and any remaining installments shall continue to be paid to the Participant in accordance with the original schedule provided herein. If the Participant dies during such six-month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Code Section 409A, such Excess Amount shall be paid to the personal representative of the Participant’s Beneficiary within 60 days after the Participant’s death.

Article 10.    Claims Procedures
Any request or claim for severance benefits under the Plan shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Administrator.

Exhibit 10.2
The Administrator, or its designee, shall advise the claimant or such claimant’s, representative, in writing or in electronic form, of its decision within 90 days of receipt of the claim for severance benefits under the Plan, unless special circumstances require an extension of such 90-day period for not more than an additional 90 days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial 90-day period, which notice shall set forth the reasons for the delay and the date the Administrator expects to render its decision. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Administrator’s period for responding to such claim shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

The Administrator’s response to a claim shall (i) be in writing or in electronic form; (ii) be written in a manner calculated to be understood by the claimant; and (iii) in the case of an adverse benefit determination: (a) set forth the specific reason(s) for the denial of benefits; (b) contain specific references to Plan provisions on which the denial is based; (c) describe any additional material and information, if any, necessary for the claim for benefits to be perfected and an explanation of why such material or information is necessary; and (d) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

If the claimant or the claimant’s authorized representative fails to appeal the Administrator’s adverse benefit determination, in writing, within 60 days after its receipt by the claimant, the Administrator’s determination shall become final and conclusive.

If the claimant or the claimant’s authorized representative appeals the Administrator’s adverse benefit determination in a timely fashion, the Administrator shall reexamine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any relevant documents, records and other information, free of charge, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his or her duly authorized representative may submit written comments, documents, records and other information relating to such claim for benefits. In the course of the review, the Administrator shall take into account all comments, documents, records and other information submitted by the claimant or his or her duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.

The Administrator shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial 60-day period, which notice shall set forth the reasons for the delay and the date the Administrator expects to render its decision. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Administrator’s period for responding to such claim shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. In the event of an adverse benefit determination on appeal, the Administrator shall advise the claimant, in a manner calculated to be understood by the claimant of: (i) the specific reason(s) for the adverse benefit determination; (ii) the

Exhibit 10.2
specific Plan provisions on which the decision was based; (iii) the claimant’s right to receive, upon request and free of charge, and have reasonable access to, copies of all documents, records and other information relevant to such claim; and (iv) a statement describing any voluntary appeals procedures offered by the Plan, the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Administrator. If a Participant or other interested person challenges a decision of the Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Administrator during the claims procedure set forth above. Facts and evidence that become known to the Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Administrator for reconsideration of the claims determination. Issues not raised with the Administrator will be deemed waived.

Article 11.    Administration
The Committee will be the administrator and the named fiduciary of the Plan for purposes of ERISA. The Committee may, however, delegate to any person, committee or entity any of its power or duties under the Plan. The Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan and to resolve disputed issues of fact. The Administrator will have the sole authority to make determinations regarding eligibility for benefits. The decisions of the Administrator in all matters relating to the Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

Article 12.    Miscellaneous
12.1.    Employment Status. Except as may be provided under any other agreement between an Eligible Employee and the Company or an Affiliate, the employment of the Eligible Employee by the Company or an Affiliate is “at will”, and may be terminated by either the Eligible Employee or the Company or an Affiliate at any time, subject to applicable law. Nothing contained herein shall constitute an employment contract or guarantee of employment or confer any other rights except as set forth herein.
12.2.    Other Payments. Except as otherwise provided in this Plan, no Eligible Employee shall be entitled to any cash payments or other severance benefits under any of the Company’s or any Affiliate’s then current severance pay policies for a termination that is covered by this Plan for the Eligible Employee.
12.3.    No Mitigation. Participants shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except (i) as provided in Section 4.1(c) or Section 4.2(c) or (ii) in the event the Participant is re-employed by the Company or an Affiliate, in which case Severance Benefits shall cease.
12.4.    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

Exhibit 10.2
12.5.    Amendment or Termination. The Board and the Committee may, in their sole discretion, amend or terminate the Plan, in whole or in part, at any time and for any reason or no reason without the consent of Participants. An amendment to the Plan may not discontinue or change any payments to a Participant who has entered into an effective Separation Agreement under the Plan prior to the effective date of the amendment or termination of the Plan. If the Plan is terminated, no Severance Benefits will be payable under the Plan to any Eligible Employee who has not entered into an effective Separation Agreement under the Plan prior to the effective date of such termination. For the avoidance of doubt, any Separation Agreement that took effect prior to the date the Plan is terminated shall remain in full force and effect in accordance with its terms.
12.6.    Governing Law. To the extent not preempted by the laws of the United States, this Plan shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.
12.7.    Liability. No member of the Committee, no Administrator, and no officer, director or employee of the Company or any Affiliate shall be liable for any inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud. Further, no member of the Committee or Administrator shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf as a member of the Committee or as an Administrator.
12.8.    Indemnification. The Company shall indemnify, to the fullest extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of the Company under the Plan), each member of the Committee and each Administrator against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.
12.9.    Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of provisions hereof.
12.10.    Incompetency. In the event that the Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 9th day of May, 2025.

LPL FINANCIAL LLC

By: /s/ Kathleen Bakke
        Kathleen Bakke
        Interim Chief Human Resources Officer